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                                                                    Exhibit 23.3

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to incorporation by reference in Amendment No. 1 to the registration statement # 333-36578 on Form S-3 of ProLogis Trust of our report dated January 24, 2000, except as to the fourth paragraph of note 4 which is as of March 21, 2000, relating to the consolidated balance sheets of CS Integrated LLC and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in members' equity, and cash flows for the years then ended included in ProLogis Trust's Form 10-K for the year ended December 31, 1999 and to the reference of our Firm under the heading "Experts" in the prospectus.




/s/ KPMG LLC

New York, New York

May 23, 2000